Exhibit 99.1

News Release
Contact:
John Rosenthal 574-273-9700 Toll Free 800-890-2798 Fax: 574-243-9674 E-mail: jrosenthal@sjcb.com

FOR RELEASE @ 7:30 a.m. EST

St. Joseph Capital Corporation Announces
Year-to-Date & 3rd Quarter Earnings

Mishawaka, Indiana — October 24, 2003 — Chairman, President and Chief Executive Officer John Rosenthal today announced that St. Joseph Capital Corporation’s (Nasdaq SC:SJOE) year-to-date net income reached $1,310,000 for the first nine months of 2003, an increase of $111,000 or 9.3% compared to the same period a year ago. Basic earnings per share for the first nine months of 2003 were $.78, an increase of $.07 or 9.9% for the comparable period. The Company posted third quarter net income of $301,000, a decline of $119,000, or 28.3%, compared to the same quarter a year ago. St. Joseph Capital Corporation’s basic earnings per share for the third quarter 2003 were $.18, down $.07 or 28.0%, compared to $.25 for the third quarter of 2002. Pre-tax earnings in the quarter were negatively impacted by severance expenses of $304,000, resulting from the previously announced departure of two officers from the Company. Excluding severance and related expenses, quarterly earnings would have been at a record level.

Loan volume increased during the quarter by $8.8 million, bringing total loans to $213.0 million at September 30, 2003, an increase of $42.5 million or 24.9% compared to September 30, 2002. Asset quality remains very strong with no charge-offs recorded again this quarter and no non-accrual or past due loans in the loan portfolio.

To support the continued growth of loans and assets, the Company issued $3.0 million of “Trust Preferred Securities” (TPS) on July 11, 2003. TPS qualify as Tier 1 capital under regulatory guidelines. Therefore, Tier 1 capital to total assets for the Company increased from 8.3% at June 30, 2003 to 9.8% at September 30, 2003. The Tier 1 capital to total assets ratio at St. Joseph Capital Bank at September 30, 2003 was 9.2%. These strong capital ratios are an indication of the overall financial strength of the Company. A bank is considered by banking regulators to be “well capitalized” if its Tier 1 capital to total assets ratio is greater than 5.0%.

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Exhibit 99.1

Commenting on 3rd quarter results, Chairman Rosenthal stated, “The fundamental growth drivers of our business continue to improve, momentum remains very strong and our mission and strategy remain unchanged: to provide extraordinary service to clients, maintain superior asset quality in the loan portfolio and manage overhead expenses carefully to produce a strong overall bottom line.”

St. Joseph Capital Corporation is a bank holding company whose headquarters are located in Mishawaka, Indiana. Its sole subsidiary, St. Joseph Capital Bank, provides a broad array of banking services to businesses and individuals in the Michiana area. St. Joseph Capital Bank employs numerous delivery channels for their financial services including a unique courier service and electronic banking accessed via their website, www.sjcb.com. St. Joseph Capital Bank is a member of the Federal Deposit Insurance Corporation.

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SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of terrorist threats or actions; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Exhibit 99.1

ST. JOSEPH CAPITAL CORPORATION

Consolidated Statement of Operations (Unaudited)

(dollars in thousands — except per share data)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Interest and dividend income
Loans, including fees	$2,812	$2,602	$8,387	$7,502
Securities	348	538	1,149	1,466

	3,160	3,140	9,536	8,968
Interest expense
Deposits	464	835	1,674	2,229
Securities sold under agreements to repurchase and other borrowings	541	504	1,616	1,428

Net interest income	2,155	1,801	6,246	5,311
Provision for loan losses	94	96	233	396

Net interest income after provision for loan losses	2,061	1,705	6,013	4,915
Non interest income	235	106	510	469

Non interest expense
Employee compensation and benefits	888	751	2,641	2,284
Stock options expense	15	—	45	—
Severance	304	—	341	—
Occupancy and equipment expense	101	98	299	324
Other expense	483	282	1,138	884

	1,791	1,131	4,464	3,492

Income before income taxes	505	680	2,059	1,892
Income tax expense (benefit)	204	260	749	693

Net income	$301	$420	$1,310	$1,199

Basic income per common share	$.18	$.25	$.78	$.71

Diluted income per common share	$.17	$.24	$.77	$.70

ST. JOSEPH CAPITAL CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands — except per share data)

	September 30, 2003	September 30, 2002

ASSETS
Total cash and cash equivalents	$13,979	$23,412
Securities available for sale	32,384	47,348
Federal Home Loan Bank (FHLB) stock	2,209	1,904
Loans receivable	216,176	173,205
Allowance for loan losses	(3,223)	(2,670)

Loans receivable, net	212,953	170,535
Premises and equipment, net	1,381	1,281
Interest receivable and other assets	2,306	1,774

Total assets	$265,212	$246,254

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Total deposits	$182,311	$173,294
Securities sold under agreements to repurchase & other borrowings	12,345	12,512
FHLB Advances	43,520	38,070
Interest payable and other liabilities	892	518
Guaranteed preferred beneficial interest in the Corporation’s subordinated debentures	3,000	0

Total liabilities	242,068	224,394
Total shareholders’ equity	23,144	21,860

Total liabilities and shareholders’ equity	$265,212	$246,254